[NAME]
November 8, 2019

Exhibit 10.8
FORM OF RETENTION AWARD AGREEMENT

[DATE]
NAME
ADDRESS
ADDRESS

RE:    Retention Bonus Award
Dear _______:
In recognition of your hard work and dedication in driving the performance of TransEnterix, Inc. and its subsidiaries (the “Company”), I am pleased to let you know that you have been awarded a retention bonus (the “Retention Bonus”) by the Board of Directors of the Company.
The principal terms of your Retention Bonus are:
Date Awarded:                November 8, 2019
Retention Bonus                $_______________
Retention Period                From November 8, 2019 to January 31, 2020
If there is a Change of Control of the Company, or the Company closes on a Financing transaction, that is sufficient to fund this award (the “Award”), as long as you remain employed by, or continue to provide services to, TransEnterix, Inc. or any of its Subsidiaries, through January 31, 2020 (except as noted below), you will be paid your Retention Bonus in cash on the later of first regularly scheduled Company payroll after January 31, 2020 (if it has been funded) or a date within thirty (30) days after the consummation of the Change in Control or Financing (the “Payment Date”). If the Change in Control or Financing transaction is not sufficient to meet the definitions (see below), this Award will not be funded and the Retention Bonus will not be paid. However, your Retention Bonus will be vested, such that in the event that a subsequent Change in Control or Financing transaction does fund this award before December 31, 2020, you will be paid the Retention Bonus on the applicable Payment Date. If you are terminated by the Company without Cause prior the Payment Date (if one occurs), including a termination without Cause during the Retention Period, you shall be vested in the Retention Bonus as if you were employed on January 31, 2020 and eligible to be paid on the applicable Payment Date, if any. For purposes of clarification, if you are employed by, or continue to provide services to, the Company on January 31, 2020, and the funding of this Award occurs as a result of a Change of Control or a Financing thereafter, you will be entitled to receive your Retention Bonus on the applicable Payment Date, regardless of whether you are a current employee or whether you continue to provide services to the Company.
If a Change of Control or Financing is not consummated prior to December 31, 2020, this Award shall terminate on such date; provided, however, if a Change of Control or Financing is active at such date this Award shall automatically continue until the consummation of such active Change of Control or Financing.

[NAME]
November 8, 2019

The Company or the applicable Subsidiary will make all required withholdings at the time of payment of the Retention Bonus.
For purposes of this Award, the following terms have the following meanings:

(a)“Cause” means “cause” as defined in the your Employment Agreement with the Company. The good faith determination by the Board of whether your Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.
(b)    “Change of Control” has the meaning set forth in the Company’s 2019 Amended and Restated Equity Incentive Compensation Plan, as the same may be amended from time to time.
(c)    “Financing” means an equity financing or multiple equity financings that raises gross proceeds to the Company of at least $25 million in the aggregate within a sixty (60) day period.
All determinations made with respect to this Award, and the payment of any Retention Bonus under this Award will be made by the Board of Directors, or a designated committee of the Board of Directors (the “Board”). The Board’s interpretation of this Award, any Retention Bonuses paid under this Award and all decisions and determinations of the Board with respect to this Award are final, binding, and conclusive on all parties.
Please sign below to acknowledge the Retention Bonus and indicate your acceptance of the terms and conditions. If you have any questions about this award, please contact __________________ at ________________.

We have some challenging, yet exciting, months ahead. We are confident that we can count on you to continue to provide outstanding results and behaviors in your area of expertise. I look forward to your continued contributions as we work together.

Thank you for your efforts and your contribution to the success of the Company.

Sincerely,

Paul LaViolette
Chairman of the Board

Accepted and agreed:

By: _________________________________
Name:
Date: